EXHIBIT 99.3

[Letterhead of Thales]

45 rue de Viliiers
32526 Neuiliy-sur-Seine Cedex
France
Tel.: +33 [0)1 57 77 80 00
www. thalssgrGLfp.com

Board of Directors
Hypercom Corporation
2851 W. Kathleen Road
Phoenix, Arizona 85053 United States

Attention: Norman Stout, Chairman

11 February 2008

Gentlemen:

In light of the status of our negotiations and recent reports in the press we have deemed it necessary to communicate to you our position with respect to our transaction.

As you know well, each of Thales and Hypercom have spent an extensive amount of time and money to reach the current stage of our transaction together. Thales has consistently proceeded with the transaction in good faith and at a substantial cost and effort to Thales and e-Transactions itself. Indeed you have stated just last evening that as a result of the efforts of Thales and Hypercom now “we believe has a high certainty of closing and will generate significant shareholder value”, a statement with which we wholly agree.

As discussed with Hypercom’s working group, as of last week, Thales has also successfully completed the consultation process with the appropriate Thales Works Council employee representative bodies. Thales has also achieved the execution of the manufacturing agreement requested by Hypercom as part of our negotiation. As we have indicated, these developments allow the two of us to now proceed with the more formal aspect of our transaction, namely to execute and deliver the final Share Purchase Agreement. As that document has been finalized by our respective teams, we indicated on Wednesday last week that we are prepared to exchange signature pages and continue to move ahead together with the transaction process on this basis. You and your counsel have several times indicated that you have been ready to execute the Agreement first on February 5 and then February 11, and so we have prepared to delay the execution of the Agreement to today.

In this regard we would like to ensure that the announcement by one of our competitors of a conditional indication of interest relating to the shares of Hypercom does not disrupt our transaction process. In light of the above and in particular the ongoing financial and industrial cost to e-Transactions of each day’s delay in proceeding forward, you will understand that Thales will require that Hypercom execute and deliver the Share Purchase with Thales before 8:00PM Phoenix time, February 13.

As a result of the recent public statements referred to and this ongoing extreme cost to Thales of delaying the transaction, we wish to inform Hypercom that if this timing is not respected, Thales cannot ensure that it will be able to move forward with the current process. We note in this regard that you have separately stated as of last evening that you “will also continue to move forward with our intended acquisition of the e-Transactions business of Thales S.A.”

We have notified our advisers of this timing and they await contact from your representatives, and stand prepared to proceed to delivery executed copies of the Share Purchase Agreement. We imagine that we do not have to mention that at this stage of our completed negotiation, we would consider any other action to be outside of the good faith negotiation under French law provided for in your offer letter of December 20 and a violation of the exclusivity arrangement agreed to by Hypercom and Thales on the same date, and in any case would constitute irreparable damage to Thales.

It is clear to us that the public announcement Friday is no more than another transparent attempt by our mutual competitor at disruption of the beneficial transaction between Hypercom and Thales, and no more so than that party’s recent attempts at litigation in the United Kingdom with your financing party. In our view, this late proposal is another example of the same strategy used by this party simple to frustrate Hypercom’s ability to engage in a transaction which strengthens its position in the market.

At the top, Ingenico offer is highly uncertain. We presume Hypercom will not put our transaction in jeopardy on the basis of such an announcement of a speculative potential corporate transaction in the future. Ingenico’s indication of interest is subject to due diligence review, financing matters, negotiation terms, regulatory considerations and approvals and multiple corporate approvals, as well as a current significant change in Ingenico’s shareholding base which would likely make complicate any future transaction.

Alternatively, you will no doubt agree that in contrast, our transaction together is now at a stage of substantial certainty of execution, depending only on signature of the Agreement and finalizing the regulatory matters we have discussed and analyzed together so often.

We look forward to hearing from you and completing this transaction together.

Sincerely,

/s/ Patrice Durand
Patrice Durand
Senior Vice President
Company Secretary & CFO
Cc: Philippe Tartavull, Chief Executive Officer, Hypercom Corporation